EXHIBIT 4.3

                          FOURTH ALLONGE AND AMENDMENT

                                       to

                     SERIES A WARRANTS OF ELXSI CORPORATION
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         THIS FOURTH ALLONGE AND AMENDMENT (this "instrument") to the Series A
Warrant to Purchase Common Stock of ELXSI Corporation, a Delaware corporation (the "Company"), described hereinbelow (as amended by that certain Allonge and Amendment dated _________, 1997 (the "First Allonge"), that certain Second Allonge and Amendment dated January __, 1999 (the "Second Allonge, and that certain Third Allonge and Amendment dated September ___, 2000 ("Third Allonge"; and collectively with the First Allonge and Second Allonge, the "Prior Allonges") (the "Subject Warrants Agreement"; and the warrants evidenced thereby, the "Subject Warrants") is being executed and delivered by the Company and the current holder (the "Holder") of the Subject Warrants with the intention and understanding that: (1) the amendments set forth herein shall be binding upon the Company, the Holder and their respective successors and assigns (including, without limitation, subsequent holders of the Subject Warrants); and
(2) this instrument shall be attached to, and form a part of, the Subject Warrants Agreement or, in lieu thereof, that the amendments of the Subject Warrants provided for herein shall be incorporated in any new Subject Warrants Agreement that may be issued at a future date (including upon any transfer of the Subject Warrants).

         FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and intending to be legally bound, it is hereby agreed as follows:

         1. Increase in of Exercise Price. With the intention of further increasing (beyond that provided in the Prior Allonges) the current exercise price of the Subject Warrants to $6.48 per share, the Subject Warrant Agreement is hereby amended by: (A) deleting the "$3.125" both times it appears in the initial paragraph thereof (disregarding for this purpose the "$3.75", "$4.50" and "$5.40" inserted therein pursuant to the First Allonge, Second Allonge and Third Allonge, respectively); and (B) inserting, in lieu thereof, "$6.48".

         2. Extension of Expiration Date. With the intention of extending the expiration date of the Subject Warrants by a further two years (beyond the expiration date provided in the Second Allonge), the Subject Warrant Agreement is hereby amended by: (A) deleting the "September 30, 1996" where it appears in the definition of "Expiration Date" therein (disregarding for this purpose the "September 30, 1998", "September 30, 2000" and "September 30, 2002" inserted therein pursuant to the First Allonge, Second Allonge and Third Allonge, respectively); and (B) inserting, in lieu thereof, "September 30, 2004".

         3. Miscellaneous. Except as expressly amended hereby, the Subject Warrants Agreement shall remain in full force and effect in accordance with the terms thereof; provided that the Prior Allonges are superseded hereby and shall no longer be of any force or effect. This instrument shall be governed by the laws of the State of New York, without regard to the provisions thereof relating to conflict of laws.

Dated: September 27, 2002              Subject Warrants:
                                       ----------------
                                       Cert. No.:  A-7
                                       Dated:   8/1/95
                                       No. Warrants: 50,000

Agreed and Accepted:

The Company:                                The Holder:
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ELXSI CORPORATION                           ELIOT KIRKLAND L.L.C.

By:/s/ DAVID M. DOOLITTLE                   By: /s/ ALEXANDER M. MILLEY
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   David M. Doolittle                           Alexander M. Milley
   Vice President &                             President
   Chief Financial Officer